Exhibit 10.13

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ROYALTY PURCHASE AGREEMENT

dated as of March 22, 2021

between

VIRACTA THERAPEUTICS, INC., as Seller,

and

XOMA (US) LLC, as Purchaser

i

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

TABLE OF CONTENTS

(continued)

		Page
Article VIII MISCELLANEOUS		37
Section 8.1	Termination.	37
Section 8.2	Survival.	38
Section 8.3	Specific Performance; Equitable Relief.	38
Section 8.4	Notices.	38
Section 8.5	Successors and Assigns.	39
Section 8.6	Nature of Relationship.	39
Section 8.7	Entire Agreement.	39
Section 8.8	Governing Law.	40
Section 8.9	Confidentiality.	40
Section 8.10	Severability.	41
Section 8.11	Counterparts.	41
Section 8.12	Amendments; No Waivers.	41
Section 8.13	Cumulative Remedies.	41
Section 8.14	Table of Contents and Headings.	42
Section 8.15	No Presumption Against Drafting Party.	42

EXHIBIT LIST:
Exhibit A Bill of Sale
Exhibit B Form of Day One Direction Letter
Exhibit C Form of Denovo Direction Letter
Exhibit D Protective Rights Agreement
Exhibit E Intellectual Property Matters
Exhibit F License Agreements
Exhibit G SPV Subsidiary Agreements

ii

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT (this “Agreement”) dated as of March 22, 2021 (the “Effective Date”), is between VIRACTA THERAPEUTICS, INC., a corporation organized and existing under the laws of Delaware, with an office located at 2533 South Coast Highway 101, #210, Cardiff CA 92007 (“Seller”), and XOMA (US) LLC, a Delaware limited liability company with its principal place of business at 2200 Powell Street, Suite 310, Emeryville, California 94608 (“Purchaser”).

W I T N E S E T H:

WHEREAS, pursuant to the Day One License Agreement, Seller has the right to receive certain milestone and royalty payments from Day One based on the development and sale of Day One Licensed Products (in each case, as defined below); and

WHEREAS, pursuant to the Denovo License Agreement, Seller has the right to receive certain milestone and royalty payments from Denovo based on the development and the sale of Denovo Licensed Products (in each case, as defined below); and

WHEREAS, Seller desires to sell, transfer, convey and grant to Purchaser, free and clear of all Liens (as defined below), and Purchaser desires to purchase, acquire and accept from Seller, the Purchased Royalty Payments (as defined below), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Seller has caused the formation of SPV Subsidiary (as defined below) and contributed and transferred the Purchased Royalty Payments to SPV Subsidiary.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (each a “Party,” and collectively, the “Parties”) covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in a material adverse effect on: (a) the legality, validity or enforceability of any of the Transaction Documents, the License Agreements or the first priority security interest granted pursuant to Section 2.1(c); (b) the right or ability of Seller to perform any of its obligations under any of the Transaction Documents or under any License Agreement; (c) the right or ability of Seller to exercise any of its rights or remedies under any License Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d) the right or ability of Seller or Purchaser to consummate the transactions contemplated hereunder or under any of the other Transaction Documents to which it is a party; (e) the right or ability of Seller to perform any of its obligations under any of the Transaction Documents or under any License Agreement; (f) the right or ability of Purchaser to exercise any of its rights or remedies under any of the Transaction Documents; (g) the timing, amount or duration of the Purchased Royalty Payments or the right of Purchaser to receive the Purchased Royalty Payments; or (h) the Product IP Rights or the Products.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within 90 days thereof.

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Seller and Purchaser substantially in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Applicable Law to remain closed.

“CDA” has the meaning set forth in Section 8.9.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Collateral” means the Collateral (as defined in the Protective Rights Agreement).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, the same reasonable, diligent, good faith efforts to accomplish such objective as a commercially reasonable Person of similar character would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and license of a Product by Seller, such efforts shall be substantially equivalent to those efforts and resources commonly used by a commercially reasonable Person of similar character for products owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort may be different for different markets, and may change over time, reflecting changes in the status of the Product and the market(s) involved.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Day One” means DOT Therapeutics-1, Inc., a Delaware corporation, having a principal place of business at [*].

“Day One Direction Letter” means the Direction Letter executed by Seller substantially in the form attached hereto as Exhibit B.

“Day One License Agreement” means (a) that certain License Agreement For Raf, effective as of December 16, 2019, by and between Seller and Day One, as amended from time to time (the “Existing Day One License Agreement”), and (b) any New License Agreement relating to one or more of the Products licensed under the Existing Day One License Agreement (either now or in the future), as amended from time to time.

“Day One Licensed Patents” means “Patent Rights” as defined in the Day One License Agreement as of the date hereof.

“Day One Licensed Product” means (a) each “Product” as defined in the Day One License Agreement, and (b) in the case of a New License Agreement entered into by Seller in accordance with the terms hereof relating to any of the products listed directly above in subsection (a), the analogous term for “product,” “licensed product,” “compound” or any comparable concept as defined in the related New License Agreement.

“Day One Royalty Payments” means:

(a) all future milestone, royalty and other payments payable (i) by Day One pursuant to [*] of the Day One License Agreement at the times set forth therein, (ii) under any New License

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement during the applicable payment period set forth therein, and/or (iii) if a Terminated Day One Licensed Product (or a Day One Licensed Product terminated under a New License Agreement) is developed internally and sold by Seller or Third Parties on Seller’s behalf, then such payments that would have been payable under the Day One License Agreement or such other License Agreement (as applicable) with respect to Net Sales of such Product(s) thereunder as applied to Net Sales of such Product(s) by Seller or Third Parties on Seller’s behalf during the applicable periods as set forth therein, in each of the foregoing (i)-(iii), including Purchaser’s applicable portion of any payments under a License Agreement in lieu of any such payments (including any amounts payable in lieu of any such royalty payments);

(b) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above; and

(c) all proceeds (as defined under the UCC) of any of the foregoing;

provided however that [*].

“Denovo” means Denovo Biopharma LLC, a Delaware limited liability company having a principal place of business at [*].

“Denovo Direction Letter” means the Direction Letter executed by Seller substantially in the form attached hereto as Exhibit C.

“Denovo License Agreement” means (a) that certain Exclusive License Agreement by and between Seller and Denovo made as of December 5, 2019, as amended from time to time (the “Existing Denovo License Agreement”), and (b) any New License Agreement relating to one or more of the Products licensed under the Existing Denovo License Agreement (either now or in the future), as amended from time to time.

“Denovo Licensed Patents” means “Licensed Patents” as defined in the Denovo License Agreement as of the date hereof.

“Denovo Licensed Product” means (a) each “Licensed Product” as defined in the Denovo License Agreement, and (b) in the case of a New License Agreement entered into by Seller in accordance with the terms hereof relating to any of the products listed directly above in subsection (a), the analogous term for “product,” “licensed product,” “compound” or any comparable concept as defined in the related New License Agreement.

“Denovo Royalty Payments” means: (a) all future milestone, royalty and other payments payable (i) by Denovo pursuant to [*] of the Denovo License Agreement at the times set forth therein, net of any amounts payable to RPI pursuant to the Revenue Participation Agreement, (ii) under any New License Agreement during the applicable payment period set forth therein, and/or (iii) if a Terminated Denovo Licensed Product (or a Denovo Licensed Product terminated under a New License Agreement) is developed internally and sold by Seller or Third Parties on Seller’s behalf, then such payments that would have been payable under the Denovo License Agreement or such other License Agreement (as applicable) with respect to Net Sales of such Product(s) thereunder as applied to Net Sales of such Product(s) by Seller or Third Parties on Seller’s behalf during the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

applicable periods as set forth therein, in each of the foregoing (i)-(iii), including Purchaser’s applicable portion of any payments under a License Agreement in lieu of any such payments (including any amounts payable in lieu of any such royalty payments);

(b) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above; and

(c) all proceeds (as defined under the UCC) of any of the foregoing.

“Disclosure Letter” means the letter (if any) delivered by Seller to Purchaser at the Closing, in form and substance acceptable to Purchaser.

“Disputes” has the meaning set forth in Section 3.11(f).

“Dollar” or the sign “$” means United States dollars.

“EMA” shall mean the European Medicines Agency.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the FDA, the EMA and any other government authority in any jurisdiction.

“Knowledge” means (a) with respect to Seller, the actual knowledge of [*] and (b) with respect to Purchaser, the actual knowledge of [*] or, with respect to (a) and (b) directly above, their respective successors in such positions, or, in each case, to the extent any such person or position does not exist at any time, the knowledge of another person with equivalent responsibility, regardless of title.

“Licensee” means (a) any licensee under the Day One License Agreement or the Denovo License Agreement and any successor or permitted assignee thereunder, and (b) with respect to any New License Agreement entered into by Seller in accordance with the terms hereof, any licensee and any successor or permitted assignee thereof.

“License Agreement” means the Day One License Agreement, the Denovo License Agreement, and any New License Agreement, each as applicable.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or other liability or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), fine, judgment, liability, obligation, penalty or Set-off.

“Net Consideration” means with respect to the Day One License Agreement the definition of “Net Consideration” as contained therein as of the date hereof.

“Net Sales” means:

(A)	with respect to the Day One License Agreement, the definition of “Net Sales” as contained therein as of the date hereof.

(B)	with respect to the Denovo License Agreement, the definition of “Net Sales” as contained therein as of the date hereof.

(C)	with respect to any New License Agreement, the definition of “Net Sales” as defined therein.

(D)

with respect to a Terminated Day One Licensed Product, not subject to a New License Agreement, “Net Sales” shall have the same meaning as the definition of “Net Sales” in the Day One License Agreement as of the date hereof, with the necessary changes being made to replace all references to Day One with Seller.

(E)

with respect to a Terminated Denovo Licensed Product, not subject to a New License Agreement, “Net Sales” shall have the same meaning as the definition of “Net Sales” in the Denovo License Agreement as of the date hereof, with the necessary changes being made to replace all references to Denovo with Seller.

“New Arrangement” has the meaning set forth in Section 5.6(a).

“New License Agreement” has the meaning set forth in Section 5.6(b).

“Party” and “Parties” has the meaning set forth in the preamble.

“Patents” means: (a) all national, regional and international patents and patent applications including provisional patent applications and rights to claim priority from any of these patents or applications; (b) all patent applications filed from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations in part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from patents or patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including substitutions, reexaminations, revalidations, reissues, renewals, and extensions thereof (including any patent term extensions, supplementary protection

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

certificates, and any other extension of term by any appropriate Governmental Authority) of the foregoing patents or patent applications, and (e) any other post-grant proceedings and all foreign equivalents thereof.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office or any other comparable Governmental Authority within or outside the U.S., for any Product IP Rights that are Patents.

“Permitted Liens” means any Liens created, permitted or required by the Transaction Documents in favor of Purchaser or its Affiliates and any Liens imposed by the Revenue Participation Agreement.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Products” means each of the Day One Licensed Products and the Denovo Licensed Products.

“Product IP Rights” means, all intellectual property rights owned or Controlled by Seller relating to the Products, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Trademarks”); (b) Patents (including the Product Patents); (c) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (d) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (e) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets.

“Product Patent” means a Patent (including patent applications) applicable to a Product, including the Day One Licensed Patents and Denovo Licensed Patents, and including those listed in Exhibit E.

“Protective Rights Agreement” shall mean the Protective Rights Agreement by and between Seller and Purchaser to be executed at the Closing, which Protective Rights Agreement shall be substantially in the form attached hereto as Exhibit D. For the avoidance of doubt, the Protective Rights Agreement is not intended to derogate from the validity of the true and absolute sale of the Purchased Royalty Payments, as contemplated by this Agreement and as evidenced by the Bill of Sale, but rather is being executed and delivered solely to protect Purchaser’s interests to the extent such sale becomes subject to a Recharacterization despite the Parties’ intentions.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*]

“Purchased Royalty Payments” means the Day One Royalty Payments and the Denovo Royalty Payments.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means Purchaser’s deposit account with SVB which account Purchaser may change from time to time by furnishing written notice to Seller.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Recharacterization” means a judgment or order by a court of competent jurisdiction that Seller’s right, title and interest in, to and under the Day One License Agreement or the Denovo License Agreement, as applicable, and the Purchased Royalty Payments were not fully sold and transferred to Purchaser pursuant to, as contemplated by, and subject to the provisions of this Agreement and the Bill of Sale, but instead that such transaction(s) constituted a loan and security device.

“Recoveries” has the meaning set forth in Section 5.5(e)(ii).

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means with respect to the Day One License Agreement the definition of “Regulatory Approval” as contained therein as of the date hereof and with respect to the Denovo License Agreement the definition of “Marketing Approval” as contained therein as of the date hereof.

“Revenue Participation Agreement” means that certain Revenue Participation Agreement by and between Sunesis Pharmaceuticals, Inc., and RPI Finance Trust dated as of March 29, 2012, as amended on April 11, 2017 and December 6, 2019.

“RPI” means the RPI Finance Trust, a Delaware statutory trust.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the Seller’s account with SVB.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Set-off” means any set-off, off-set, rescission, counterclaim, credit, reduction, or deduction, including any such item resulting from Seller’s breach of the Day One License Agreement or the Denovo License Agreement.

“SPV Subsidiary” means Viracta Royalty Fund, LLC, a newly-formed special purpose vehicle, organized in the State of Delaware as a limited liability company and 100% wholly-owned subsidiary of Seller. The governing documents of the SPV Subsidiary shall include a limited liability company agreement substantially in the form of Exhibit G hereto (the “SPV LLC Agreement”).

“Sublicensee” means any licensee of the Licensee under the Day One License Agreement, the Denovo License Agreement, or a New License Agreement.

“SVB” means Silicon Valley Bank.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Terminated Day One Licensed Product” means a Day One Licensed Product that is terminated by Day One pursuant to [*] of the Day One License Agreement such that it is no longer a Day One Licensed Product under the Day One License Agreement.

“Terminated Denovo Licensed Product” means a Denovo Licensed Product that is terminated by Denovo pursuant to [*] of the Denovo License Agreement such that it is no longer a Denovo Licensed Product under the Day One License Agreement.

“Third Party” shall mean any Person other than Seller or Purchaser or their respective Affiliates.

“Transaction Documents” means this Agreement, the Bill of Sale, the CDA, the Protective Rights Agreement and the Disclosure Letter (if any).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that if with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the first priority security interest or any portion thereof granted pursuant to Section 2.1(c) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its fifty (50) states, each territory thereof and the District of Columbia.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Valid Claim” means a claim of any unexpired Patent that has not been withdrawn, canceled or disclaimed nor held to be invalid or unenforceable by a court or tribunal of competent jurisdiction in an unappealed or unappealable decision or, in the case of any patent application, that has not been finally rejected in an appealed or unappealable decision by the relevant patent office.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a)    A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)    Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.

(c)    Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)    The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)    The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)    Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(g)    References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(h)    References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(i)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)    The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(k)    In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(l)    Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(m)    Any reference herein to a term that is defined by reference to its meaning in the License Agreement shall refer to such term’s meaning in the License Agreement (including any other defined terms in such License Agreement that are included in such term’s meaning thereunder) as in existence on the date hereof.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ROYALTY PAYMENTS

Section 2.1    Purchase and Sale.

(a)    Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby sells, transfers and conveys to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all of Seller’s rights, title and interest in and to the Purchased Royalty Payments, free and clear of any and all Liens, other than Permitted Liens.

(b)    Seller and Purchaser intend and agree that the sale, transfer and conveyance of the Purchased Royalty Payments under this Agreement shall be, and are, a true, complete, absolute and irrevocable transfer and sale by Seller to Purchaser of the Purchased Royalty Payments and that such transfer and sale shall provide Purchaser with the full benefits of one hundred percent (100%) ownership of the Purchased Royalty Payments. Neither Seller nor Purchaser intends the transactions contemplated under the Transaction Documents to be, or for any purpose to be characterized as, a loan from Purchaser to Seller or a pledge. Seller waives any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale by Seller to Purchaser of the Purchased Royalty Payments under Applicable Law, which waiver shall be enforceable against Seller in any Bankruptcy Event in respect of Seller. The sale, transfer, conveyance and granting of the Purchased Royalty Payments shall be reflected on Seller’s financial statements and other records as a sale of assets to Purchaser.

(c)    Notwithstanding the foregoing Section 2.1(b), Seller hereby grants and pledges to Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Agreement is held not to be a true sale, a first priority security interest in and to all of Seller’s right, title and interest in, to and under the Day One Royalty Payments, whether now owned or hereafter acquired, and any proceeds thereof (as such term is defined in the UCC) and, solely in such event, this Agreement shall constitute a security agreement. In furtherance of such grant of a first priority security interest, Seller hereby authorizes Purchaser or its designee, and Seller shall reasonably cooperate with Purchaser, to execute, record and file, and consents to Purchaser or its designee executing, recording and filing, at Purchaser’s sole cost and expense,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence and perfect the sale of the Purchased Royalty Payments and the first priority security interest in the Day One Royalty Payments granted by Seller to Purchaser under this Section 2.1(c).

Section 2.2    Purchase Price. In consideration for the sale transfer and conveyance of the Purchased Royalty Payments, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller, or Seller’s designee, on the Closing Date, the sum of Thirteen Million Five Hundred Thousand Dollars ($13,500,000), in immediately available funds by wire transfer to Seller Account (the “Purchase Price”).

Section 2.3    No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Royalty Payments and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown (including any liability or obligation of Seller under a License Agreement and any payments required to be made to Third Parties). All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or its Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4    Excluded Assets. Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or rights, contract or otherwise, of Seller other than the Purchased Royalty Payments. In addition, Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or rights, contract or otherwise, of Seller in such Purchased Royalty Payments, if any, that were paid or due and payable to Seller prior to the Effective Date. If either Party becomes aware that Purchaser has erroneously received a payment of any amounts from any Licensee that are not Purchased Royalty Payments, it shall notify the other Party and Purchaser shall remit such amounts to Seller within [*] Business Days of the date such notice is received.

Section 2.5    Closing Deliverables of Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)    this Agreement executed by Seller;

(b)    the Bill of Sale executed by Seller;

(c)    the Disclosure Letter if any;

(d)    a certificate executed by an executive officer of Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (1) the constitutive documents of Seller and (2) resolutions of the board of directors or other governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

contemplated herein and therein and (ii) setting forth the incumbency of the officer(s) of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer(s);

(e)    the Protective Rights Agreement executed by Seller and together with UCC-1 financing statements for filing under the UCC to Delaware; and

(f)    such other certificates, documents and financing statements, executed by Seller as applicable, as Purchaser may reasonably request, including a UCC financing statement reasonably satisfactory to Purchaser to create, evidence and perfect the sale, transfer, conveyance and grant of the Purchased Royalty Payments pursuant to Section 2.1 and the first priority security interest granted pursuant to Section 2.1(c).

Section 2.6    Closing Deliverables of Purchaser. At the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following:

(a)    this Agreement;

(b)    the Bill of Sale; and

(c)    the Purchase Price in accordance with Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 3.1    Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of State of Delaware and has all necessary corporate power and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted (except where the failure to do so would not reasonably be expected to result in an Adverse Change) and to exercise its rights and to perform its obligations under the Day One License Agreement, the Denovo License Agreement and the Transaction Documents. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not reasonably be expected to result in an Adverse Change).

Section 3.2    No Conflicts.

(a)    None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (1) any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to Seller or any of its Affiliates, the Purchased Royalty Payments, the Collateral, or to which Seller’s or any of its Affiliates’ respective assets or properties may be subject or bound, (2) any term or provision of any material contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of their respective assets or properties, or any Collateral, is bound or committed (including a License Agreement) or (3) any term or provision of any of the organizational documents of Seller; (ii) except for the filing of the UCC-1 financing statements required hereunder (or under the Protective Rights Agreement), require any notification to, filing with, or consent of, any Person or Governmental Authority; (iii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of Seller or any of its Affiliates or any other Person, or to a loss of any benefit relating to the Purchased Royalty Payments or any of the other Collateral; or (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Product IP Rights, the Products, the Day One License Agreement, the Denovo License Agreement, the Purchased Royalty Payments, or any of the other Collateral.

(b)    Except for Permitted Liens and [*], Seller has not granted, any Lien on the Transaction Documents, the License Agreements, the Purchased Royalty Payments, the Product IP Rights, the Products, or any of the other Collateral other than pursuant to the Protective Rights Agreement.

Section 3.3    Authorization.

(a)    Seller has the legal right under the terms of the Day One License Agreement, the Denovo License Agreement and Applicable Law to enter into this Agreement and each of the other Transaction Documents, including, without limitation, the right to sell, transfer and convey the Purchased Royalty Payments to Purchaser as contemplated hereby and by the other Transaction Documents.

(b)    Seller has all power and authority to execute and deliver, and perform its obligations under, each of the Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of each of the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller. Each of the Transaction Documents has been, and will be (as applicable), duly executed and delivered by Seller. Each of the Transaction Documents constitutes and will constitute (as applicable) when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 3.4    Ownership.

(a)    Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Royalty Payments and has good and valid title thereto, free and clear of all Liens (other than Permitted Liens). Other than Permitted Liens, the Purchased Royalty Payments, in whole or in part, have not been pledged, sold, assigned, transferred,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

conveyed or granted by Seller to any Person other than Purchaser. Seller has full right to sell, assign, transfer and convey the Purchased Royalty Payments to Purchaser. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Royalty Payments to Purchaser and Purchaser shall acquire good, valid and marketable title to the Purchased Royalty Payments free and clear of all Liens (other than Permitted Liens), and, subject to those rights retained by Seller pursuant to this Agreement, shall be the exclusive owner of the Purchased Royalty Payments.

(b)    No Person other than Purchaser shall have any right to receive the Purchased Royalty Payments payable under this Agreement and the License Agreements (other than to the extent Purchaser assigns its right to receive such Purchased Royalty Payments to any other Person as permitted herein).

Section 3.5    Governmental and Third-Party Authorizations. The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer and conveyance of the Purchased Royalty Payments to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, and any consent, approval, license, order, authorization or declaration previously obtained.

Section 3.6    No Litigation. To the Knowledge of Seller, there is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or threatened, against, relating to or affecting any Product, any Product IP Rights, or the Purchased Royalty Payments, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or threatened against, relating to or affecting any Product, any Product IP Rights, or the Purchased Royalty Payments, that, in each case, (i) could reasonably be expected to result in an Adverse Change, or (ii) challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, proceeding, claim, demand, citation, summons, subpoena, investigation, or other proceeding.

Section 3.7    Solvency; No Adverse Change. Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the present fair saleable value of Seller’s property and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of Seller’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) Seller will be able to realize upon its assets and pay its debts, liabilities and other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

obligations, including contingent obligations, as they mature, (d) Seller will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) Seller has not incurred and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured, (f) Seller will not have become subject to any Bankruptcy Event, and (g) Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by Seller or, to the Knowledge of Seller, any other Person to make Seller subject to a Bankruptcy Event. To the Knowledge of Seller, no event has occurred and no condition exists that could reasonably be expected to result in an Adverse Change.

Section 3.8    Tax Matters. Seller has filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it, and all such Tax returns and reports are true, correct and complete, and Seller has paid all Taxes required to be paid by it, except for any such Taxes that are not yet due or delinquent or Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside. There are no Liens for Taxes upon the Purchased Royalty Payments or any of Seller’s assets.

Section 3.9    No Brokers’ Fees. Seller has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.10    Compliance with Laws. Seller (a) has not violated, is not in violation of, or has not been given notice of any violation of, and (b) is not subject to, is not under investigation with respect to, or has not been threatened to be charged with or been given notice of any violation of, any Applicable Law, judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case with respect to clauses (a) and (b) above, that could reasonably be expected, individually or in the aggregate, to result in an Adverse Change. Seller is in material compliance with the requirements of all Applicable Laws a breach of any of which could reasonably be expected to result in an Adverse Change.

Section 3.11    Intellectual Property Matters.

(a)    To the Knowledge of Seller, Exhibit E sets forth an accurate and complete list of all Product Patents licensed to pursuant to the License Agreements, including for each such Product Patent: (i) the jurisdictions in which such Product Patent is pending, allowed, granted or issued, (ii) the patent number or pending patent application serial number, (iii) the filing date of such Product Patent, and (iv) the owner of such Product Patent.

(b)    To the Knowledge of Seller, the Product Patents listed or required to be listed on Section 3.11(a) of Exhibit E are valid and enforceable, and in full force and effect. To the Knowledge of Seller, each claim of any such issued Product Patent is a Valid Claim.

(c)    To the Knowledge of Seller, except as provided for in the License Agreements and the Revenue Participation Agreement, Seller is the sole and exclusive owner or exclusive licensor of all right, title and interest in each of the Product Patents. Seller has not

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

pledged, assigned, sold, licensed, conveyed, granted, or otherwise transferred any rights to any of the Product Patents to any Person other than pursuant to the Revenue Participation Agreement and the licenses granted to (i) Day One pursuant to the Day One License Agreement and (ii) Denovo pursuant to the Denovo License Agreement.

(d)    To the Knowledge of Seller: (i) there are no unpaid maintenance or renewal fees payable to any Third Party that currently are overdue for any of the Product Patents listed or required to be listed on Section 3.11(a) of Exhibit E, (ii) no Product Patents listed or required to be listed on Section 3.11(a) of Exhibit E have lapsed or been abandoned, cancelled or expired, (iii) each individual associated with the filing and prosecution of the Patents, including the named inventors of the Product Patents complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Product Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist, and (iv) there is no Person who is or claims to be an inventor of any of the Product Patents who is not a named inventor thereof.

(e)    To the Knowledge of Seller, Seller has not been involved in any interference, re-examination, opposition, derivation or other post-grant proceedings involving any of the Product Patents.

(f)    With the exception of: (i) ex parte patent prosecution with respect to the Product Patents and (ii) and proceedings before any Regulatory Agency with respect to the Products being prosecuted by Seller or a Licensee, to the Knowledge of Seller, there is no opposition, interference, reexamination, derivation or other post-grant proceeding, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) pending or, to the Knowledge of Seller, threatened, challenging the legality, validity, enforceability or ownership of or otherwise relating to any of the Product IP Rights (including the Product Patents) or that could give rise to any Set-off against the Purchased Royalty Payments. There are no Disputes pending, or to the Knowledge of Seller, threatened, involving Seller and any Product, or, to the Knowledge of Seller, pending or threatened against any other Person (including Day One, Denovo and any Sublicensees) and relating to any Product. To the Knowledge of Seller, neither any of the Product IP Rights (including the Patents) nor any Products is subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other disposition of a Dispute. Seller has not commissioned, nor has it received, any written legal opinion that alleges that an issued Patent within the Product Patents is invalid or unenforceable.

(g)    To the Knowledge of Seller, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person that claims that the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product does or could infringe on any Patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. To the Knowledge of Seller, neither Seller nor any Licensee has received any written notice asserting or claiming any such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

infringement or misappropriation in respect of any Product. To the Knowledge of Seller, there are no issued Patents owned by any Third Party that limit or would be infringed by or otherwise violated by the development, manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product.

(h)    To the Knowledge of Seller, no Person has infringed or otherwise violated, or is infringing or otherwise violating, any Product IP Rights. Seller has not received any notice of infringement of any Product IP Rights.

(i)    To the Knowledge of Seller, each of Seller and Day One and Denovo, has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of any Trade Secrets included among the Product IP Rights and any other Product IP Rights that are of a confidential and proprietary nature (including any know-how).

(j)    To the Knowledge of Seller, except for the Product Patents, neither Seller nor any of Seller’s Affiliates owns or licenses any Patents that, absent a license, would be infringed by the development, manufacture, use, sale, offer for sale or importation of any Product.

(k)    To the Knowledge of Seller, Seller has not commissioned, nor has it received, any written legal opinion relating to any Product or Product Patent, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.

Section 3.12 License Agreements.

(a)    Other than the Transaction Documents, the Day One License Agreement, the Denovo License Agreement, and the Revenue Participation Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which Seller or any of its Affiliates is a party or by which any of their respective assets or properties is bound or committed (i) that affects or otherwise relates to the Purchased Royalty Payments, the Day One License Agreement as it relates to the Purchased Royalty Payments, the Denovo License Agreement as it relates to the Purchased Royalty Payments, or the Product IP Rights, or (ii) for which breach, non-performance, termination, cancellation or failure to renew could reasonably be expected to result in an Adverse Change. Neither the Day One License Agreement nor the Denovo License Agreement creates a Lien on the Purchased Royalty Payments or the Product IP Rights.

(b)    Attached hereto as Exhibit F, are true, correct and complete copies of the Day One License Agreement, the Denovo License Agreement and the Revenue Participation Agreement and any amendments, modifications, side letters relating thereto, as in effect on the date hereof, and there have been no amendments or modifications to such agreements nor any side letters in respect thereof which are not reflected in such Exhibit F.

(c)    Each of the Day One License Agreement and the Denovo License Agreement is in full force and effect and is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Day One and Denovo (as applicable), enforceable against Seller and, to the Knowledge of Seller, Day One and Denovo (as applicable), in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

The execution and delivery of, and performance of obligations under, each of the Day One License Agreement and Denovo License Agreement were and are within the powers of Seller, and to the Knowledge of Seller, Day One and Denovo (as applicable). Each of the Day One License Agreement and the Denovo License Agreement were duly authorized by all necessary action on the part of, and validly executed and delivered by, Seller and, to the Knowledge of Seller, Day One and Denovo (as applicable). Following the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations under this Agreement and the other Transaction Documents, each of the Day One License Agreement and the Denovo License Agreement will continue in full force and effect, without modification, except as expressly set forth in the Day One Direction Letter or the Denovo Direction Letter (as applicable) as specified in the Transaction Documents, and shall remain the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Day One and Denovo, respectively, enforceable against Seller and, to the Knowledge of Seller, Day One and Denovo, respectively, in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. Neither Day One nor Denovo have notified Seller, in writing or otherwise, that the transactions contemplated by the Transaction Documents could reasonably be expected to result in or give rise to the right to claim any breach, violation, cancellation or termination of, constitute a default under, or give Day One or Denovo, respectively, the right to exercise any remedy or obtain any additional rights under, the Day One License Agreement or the Denovo License Agreement, or that the either of the Day One License Agreement or the Denovo License Agreement is not enforceable against Day One or Denovo, respectively, in whole or in part. Except as set forth in the Day One Direction Letter and the Denovo Direction Letter (as applicable), neither Day One, nor Denovo nor any other Person has any right to consent to, approve, review or receive notice of the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations hereunder and thereunder.

(d)    None of Seller, and to the Knowledge of Seller, Day One or Denovo are in breach or violation of or in default under or have previously been in material breach or material violation of or in material default under, the Day One License Agreement, the Denovo License Agreement or the Revenue Participation Agreement (as applicable). To the Knowledge of Seller, Seller has not received or sent any notice (i) regarding the termination, breach, default or violation of, or the intention to terminate, breach, default, or violate, the Day One License Agreement, the Denovo License Agreement, or the Revenue Participation Agreement respectively, in whole or in part; (ii) that any event has occurred that, with notice or the passage of time or both, would constitute a default under the Day One License Agreement, the Denovo License Agreement or the Revenue Participation Agreement, respectively; (iii) challenging the legality, validity or enforceability of the Day One License Agreement or Day One’s obligation to pay the Day One Royalty Payments thereunder or the Denovo License Agreement or Denovo’s obligation to pay the Denovo Royalty Payments thereunder; (iv) asserting that any of Seller or Day One or Denovo is in default of their obligations thereunder; or (v) regarding infringement under the Day One License Agreement or the Denovo License Agreement, respectively. Seller has no intention of terminating either the Day One License Agreement or the Denovo License Agreement. To the Knowledge of Seller, no event has occurred that, with notice or the passage of time or both, would (1) give either Day One or Denovo the right to cease paying the Day One Royalty Payments or the Denovo Royalty Payments, (2) give Day One or Seller the right to terminate the Day One License Agreement, Denovo or Seller the right to terminate the Denovo License Agreement or (3)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

constitute or give rise to any breach or default in the performance of any of the Day One License Agreement, the Denovo License Agreement, or the Revenue Participation Agreement by Seller or Day One, Denovo, or RPI (as applicable).

(e)    Seller has not waived any rights or defaults under the Day One License Agreement or the Denovo License Agreement, respectively, or released either of Day One or Denovo, in whole or in part, from any of its obligations thereunder, and, to the Knowledge of Seller, other than modifications in place at the time of this Agreement, there are no other waivers, or modifications (or pending requests therefor), in respect of the Day One License Agreement, the Denovo License Agreement or the Revenue Participation Agreement. Other than those modifications in place at the time of this Agreement, none of Seller, Day One, Denovo, or RPI has agreed to further amend or waive any provision of the Day One License Agreement, the Denovo License Agreement or the Revenue Participation Agreement (as applicable).

(f)    Except as provided in the Day One License Agreement or the Denovo License Agreement (as applicable), and the Revenue Participation Agreement, Seller is not a party to any agreement providing for a sharing of, or providing for, or permitting any Set-off against, the Day One Royalty Payments or the Denovo Royalty Payments (as applicable). To the Knowledge of Seller, except as provided in the Day One License Agreement or the Denovo License Agreement (as applicable), neither Day One nor Denovo has any right of Set-off under any contract or other agreement against the Day One Royalty Payments or the Denovo Royalty Payments, respectively, or any other amounts payable to Seller pursuant to the Day One License Agreement or the Denovo License Agreement, respectively. Neither Day One nor Denovo has exercised, and, to the Knowledge of Seller, has not had the right to exercise, and, to the Knowledge of Seller, no event or condition exists that, upon notice or passage of time or both, could reasonably be expected to permit Day One or Denovo to exercise, any Set-off against the Day One Royalty Payments or the Denovo Royalty Payments, respectively, or any other amounts payable to Seller under either of the Day One License Agreement or the Denovo License Agreement.

(g)    Except as contemplated by Section 2.1 hereof and [*], Seller (i) has not assigned, sold, conveyed, granted or otherwise transferred any of its rights or obligations, in whole or in part, under either the Day One License Agreement or the Denovo License Agreement, respectively and (ii) has not granted, incurred or suffered to exist any Liens (other than Permitted Liens) on either the Day One License Agreement or the Denovo License Agreement or any of its rights thereunder or on any of the Purchased Royalty Payments. Except as contemplated by Section 2.1 hereof and [*], no Person other than Seller and its successors and assigns and RPI is entitled to receive any of the royalties and other amounts payable by Day One under the Day One License Agreement or payable by Denovo under the Denovo License Agreement.

(h)    Seller has not consented to any assignment, pledge, sale or other transfer (including licenses) by either Day One or Denovo, respectively, of any of Day One’s or Denovo’s rights or obligations under the Day One License Agreement, or the Denovo License Agreement, respectively, and, to the Knowledge of Seller there is not any such assignment, pledge, sale or other transfer (including licenses) by either of Day One or Denovo. Seller has not received any notice from either of Day One or Denovo, nor does Seller have any Knowledge, of either of Day One’s or Denovo’s intent to pledge, assign, sell, convey, grant, or otherwise transfer (including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

licenses) any of Day One’s or Denovo’s rights or obligations under the Day One License Agreement or the Denovo License Agreement, respectively.

(i)    Neither Seller nor Day One has made any claim of indemnification under the Day One License Agreement. Neither Seller nor Denovo has made any claim of indemnification under the Denovo License Agreement. Neither Seller nor RPI has made any claim of indemnification under the Revenue Participation Agreement.

(j)    Seller has not exercised its rights to conduct an audit under either the Day One License Agreement or the Denovo License Agreement.

(k)    To the Knowledge of Seller, Day One has complied with its obligations to develop the Day One Licensed Products and to seek to obtain Regulatory Approval for the Day One Licensed Products pursuant to the Day One License Agreement. To the Knowledge of Seller, Denovo has complied with its obligations to develop the Denovo Licensed Products and to seek to obtain Regulatory Approval for the Denovo Licensed Products pursuant to the Denovo License Agreement. Seller has complied with all of its obligations under the Revenue Participation Agreement.

Section 3.13    UCC Matters.

(a)    Seller’s exact legal name is Viracta Therapeutics, Inc. Seller’s principal place of business is, and since such date of organization has been, located in, Cardiff (San Diego), California, and its jurisdiction of organization is, and since such date of organization has been, the State of Delaware.

(b)    The claims and rights of Purchaser created by the Transaction Documents in and to the Day One Royalty Payments are not and shall not be subordinated to any creditor of Seller or any other Person (other than as a result of Purchaser’s own election).

(c)    Neither Seller nor any of its Affiliates has exercised any right of Set-off, upon or with respect to the Purchased Royalty Payments or the Collateral or agreed to do or suffer to exist any of the foregoing.

Section 3.14    Margin Stock. Seller is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1    Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 4.2    No Conflicts. None of the execution and delivery by Purchaser of any of the Transaction Documents to which Purchaser is party, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of Purchaser.

Section 4.3    Authorization. Purchaser has all corporate power and authority to execute, deliver and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is party has been duly executed and delivered by Purchaser. Each of the Transaction Documents to which Purchaser is or will be a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 4.4    Governmental and Third-Party Authorizations. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, the Day One Direction Letter, the Denovo Direction Letter and any consent, approval, license, order, authorization or declaration previously obtained.

Section 4.5    No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of Purchaser, threatened against, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is or will be party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 4.6    Solvency; No Adverse Change. Purchaser has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, Purchaser’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the present fair saleable value of Purchaser’s property and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of Purchaser’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) Purchaser will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) Purchaser will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) Purchaser has not incurred and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured, (f) Purchaser will not have become subject to any Bankruptcy Event, and (g) Purchaser will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by Purchaser or, to the Knowledge of Purchaser, any other Person to make Purchaser subject to a Bankruptcy Event. To the Knowledge of Purchaser, no event has occurred and no condition exists that could reasonably be expected to result in an Adverse Change.

Section 4.7    Compliance with Laws. Purchaser (a) has not violated, is not in violation of, or has not been given notice of any violation of, and (b) is not subject to, is not under investigation with respect to, or has not been threatened to be charged with or been given notice of any violation of, any Applicable Law, judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case with respect to clauses (a) and (b) above, that could reasonably be expected, individually or in the aggregate, to result in an Adverse Change. Purchaser is in material compliance with the requirements of all Applicable Laws a breach of any of which could reasonably be expected to result in an Adverse Change.

ARTICLE V

POST-CLOSING COVENANTS

Upon the Closing, the Parties covenant and agree as follows:

Section 5.1    Notices; Information Sharing.

(a)    Notices.

(i)    As promptly as possible (but in no event more than [*] Business Days) after Seller receives notice of, or otherwise acquires Knowledge of any of the following: (1) any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (whether commenced or threatened) relating to the transactions contemplated by the Transaction Documents, the Purchased Royalty Payments, the Product IP Rights, the Products, or a License Agreement; (2) any violation, breach, default or termination (or any other fact,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

event or circumstance that, with the passage of time or additional notice, or both, could result in any such violation, breach, default or termination) by any Person under a License Agreement; (3) any change, event, occurrence, state of facts, development or condition that would reasonably be expected to result in an Adverse Change; (4) any allegation or claim by a Third Party that the development, manufacturing, having manufactured, using, marketing, selling, offering for sale, importing or distributing of any Product infringes any intellectual property rights of such Third Party; (5) any Third Party developing, manufacturing, having manufactured, using, marketing, selling, offering for sale, importing or distributing of any Product in a manner that infringes any Product IP Rights; or (6) any other correspondence relating to the foregoing, then subject to Section 8.9(b), Seller shall provide to Purchaser (A) written notice thereof (including reasonable details to enable Purchaser to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed corrective action to be taken, and relevant timelines), together with a copy of such written notice received by Seller along with any related materials, and (B) such other information as necessary to enable Purchaser to participate meaningfully in discussions with Seller or Licensee or otherwise as reasonably requested by Purchaser regarding such matters.

(ii)    Subject to Section 8.9(b), as promptly as possible (but in no event more than [*] Business Days) after receipt by Seller of any material notice, demand, certificate, correspondence, report or other communication relating to the Purchased Royalty Payments, the Products, the Product IP Rights, or a License Agreement, Seller shall provide to Purchaser written notice thereof (including reasonable details to enable Purchaser to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed correction action to be taken, and relevant timelines), together with a copy of such notice, demand, certificate, correspondence, report or other communication received by Seller.

(iii)    As promptly as possible (but in no event more than [*] Business Days) after acquiring Knowledge of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of any Product IP Rights, Seller shall provide to Purchaser written notice describing in reasonable detail such infringement, including such information as to enable Purchaser to participate meaningfully in discussions with Seller or such Third Party or otherwise regarding such matters.

(iv)    Each of Seller and Purchaser shall provide the other Party with written notice as promptly as possible (but in no event more than [*] Business Days) after acquiring Knowledge of any of the following: (1) the occurrence of a Bankruptcy Event in respect of itself; (2) any uncured material breach or default by it of or under any covenant, agreement or other provision of any Transaction Document; (3) any material breach in any respect of any representation or warranty made by it in any of the Transaction Documents to which it is a party or in any certificate delivered by it pursuant to this Agreement; or (4) any change, effect, event, occurrence, statement of facts, development or condition that could reasonably be expected to result in an Adverse Change.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(v)    Seller shall provide Purchaser with written notice not less than [*] Business Days prior to any change in, or amendment or alteration of, Seller’s: (1) legal name, (2) form or type of organization, or (3) jurisdiction of organization.

(vi)    Without limiting any other rights of Purchaser set forth in this Article V, Purchaser shall have the right, from time to time (but not more than twice per calendar year), to hold a meeting or teleconference with the appropriate representatives of Seller to discuss the progress of the development of the Products.

(b)    Purchaser Books and Records. Purchaser shall keep and maintain reasonably detailed records relating to the milestone, royalties and other payments (including the Purchased Royalty Payments) received or entitled to be received by Purchaser under a License Agreement (the “Purchaser Books and Records”), which books and records shall be maintained for, at minimum, as long as Purchaser is entitled to receive Purchased Royalty Payments hereunder and for a period of one (1) year thereafter, or such longer period as required by Applicable Law.

(c)    Seller Books and Records. Seller shall keep and maintain at all times complete and accurate books and records relating to the milestone, royalties and other payments (including the Purchased Royalty Payments) received or entitled to be received by Seller under a License Agreement or payable directly by Seller to Purchaser (the “Seller Books and Records”), which books and records shall be maintained for, at minimum, as long as Purchaser is entitled to receive Purchased Royalty Payments hereunder and for a period of [*] years thereafter, or such longer period as required by Applicable Law. For so long as Purchaser is entitled to receive Purchased Royalty Payments hereunder and for a period of [*] years thereafter, upon prior written notice to Seller and subject to Section 8.9(b), Purchaser has the right to inspect and, [*], to audit the Seller Books and Records to verify the accuracy of the Purchased Royalty Payments made to Purchaser hereunder and the accuracy of any royalty report or other report or information provided by Seller to Purchaser pursuant to this Article V. Any such audit shall occur (i) not more than [*] in any calendar year, unless such audit reveals an underpayment of [*] or more in Purchased Royalty Payments [*], in which case, Purchaser shall be permitted an additional audit right in such calendar year pursuant to this Section 5.1(c), and (ii) upon not less than [*] days’ prior written notice to Seller. If any such audit results in a determination that for any Royalty Quarter covered by the audit, there was an underpayment of Purchased Royalty Payments to Purchaser, the amount of such deficiency shall be promptly paid, or cause to be paid, by Seller to Purchaser, plus interest for the period from and including the date when such amount should have been paid by Licensee or Seller to Purchaser in accordance with this Agreement through but excluding the date of payment of such amount, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.markets.wsj.com) plus [*]. If any such audit reveals an underpayment of [*] or more in Purchased Royalty Payments, then in addition to promptly paying the amount of such underpayment plus interest as provided in the immediately prior sentence, Seller shall also pay to Purchaser an amount equal to the fees and expenses incurred by Purchaser in connection with such audit. As used herein, “Royalty Quarter” means the three-month period ending on the last day of each of March, June, September and December of each calendar year.

(d)    Subject to Section 8.9(b), Seller shall promptly (but in no event more than [*] Business Days) make available to Purchaser such other information as Purchaser may, from

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

time to time, reasonably request with respect to (i) a License Agreement, (ii) the Products, (iii) the Product IP Rights, (iv) the Purchased Royalty Payments, and (v) Seller’s compliance with the terms, provisions and conditions of this Agreement, the other Transaction Documents to which it is a party and the License Agreements; provided that if Seller is advised in writing by its counsel that the provision by Seller to Purchaser of such information would constitute a breach of its confidentiality obligations, then Seller shall provide promptly (but in no event more than [*] Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of Seller’s confidentiality obligations. If Seller is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then Seller shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as Seller is advised in writing by its counsel, without causing a breach of its confidentiality obligations.

(e)    Audits.

(i)    During the term of this Agreement, Seller and Purchaser shall consult with each other regarding the timing, manner and conduct of any audit of any Licensee’s records, as applicable, with respect to the Purchased Royalty Payments. If in the course of such consultation, Purchaser requests that Seller conduct an inspection or audit of a Licensee’s records, as applicable (each a “Purchaser-Requested Audit”), with respect to the applicable Purchased Royalty Payments, Seller shall act on such request in a manner consistent with Purchaser’s request in all material respects and consistent with the standard with which Seller would act in the administration of its own business (assuming, for these purposes, that the applicable License Agreement was the only business of Seller); provided, for clarity, that Purchaser shall have the right to require Seller and its Affiliates to enforce provisions contained in the applicable License Agreement.

(ii)    To the extent Seller has the right to perform or cause to be performed inspections or audits under any License Agreement, as applicable, regarding payments payable and/or paid thereunder (each, a “License Party Audit”), Seller shall exercise such right, subject to Section 8.9(b), in consultation with Purchaser. If conducting a Purchaser-Requested Audit, Seller shall, to the extent permitted, select such public accounting firm to conduct the Purchaser-Requested Audit as Purchaser shall reasonably recommend, and reasonably acceptable to Seller, for such purpose. Subject to Section 8.9(b), as promptly as practicable after completion of any License Party Audit (whether or not requested by Purchaser), Seller shall deliver to Purchaser an audit report summarizing the results of such License Party Audit. If an inspection or audit constitutes a Purchaser-Requested Audit, all of the expenses of any such Purchaser-Requested Audit (including, without limitation, the fees and expenses of the independent public accounting firm) that would otherwise be borne by Seller pursuant to the applicable License Agreement shall instead be borne (as such expenses are incurred, upon the provision to Purchaser of written documentation evidencing such expenses) by Purchaser, provided that any reimbursement by a Licensee of the expenses of the Purchaser-Requested Audit shall belong to Purchaser. Any deficiency in payments of Purchased Royalty Payments made by a Licensee, as applicable, demonstrated in a License Party Audit shall be paid promptly, in accordance with the terms of such License Agreement, to Purchaser pursuant to the terms hereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 5.2    Public Announcement; Use of Names.

(a)    Seller and Purchaser agree that, after the execution of this Agreement, no press release or public announcements concerning any of the transactions contemplated by, or the existence or terms of, the Transaction Documents shall be issued or made by either Party hereto without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except for such press release or announcement as may be required by Applicable Law or the rules and regulation of the SEC or any securities exchange or trading system, in which case the disclosing Party shall, to the extent practicable, allow the other Party reasonable time to review and comment on such release or announcement (or to seek a protective order against disclosure) in advance of its issuance. Notwithstanding anything herein to the contrary, the foregoing shall not apply to the issuance of a joint press release announcing this Agreement in a form previously approved by Seller and Purchaser or any other public announcement or electronic publication using substantially the same text as such press release.

(b)    Except as required by law or regulation, neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party or of any of its directors, officers, employees, inventors, agents and representatives, or Affiliates for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure or in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party.

Section 5.3    Commercially Reasonable Efforts; Further Assurances.

(a)    Subject to the terms and conditions of this Agreement, each Party hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by the Transaction Documents to which Seller or Purchaser, as applicable, is party, including to (i) effect the sale transfer and conveyance of the Purchased Royalty Payments to Purchaser pursuant to this Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other Party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which Seller or Purchaser, as applicable, is party, (iii) perfect, protect, evidence, vest and maintain in Purchaser good, valid and marketable title in and to the Purchased Royalty Payments free and clear of all Liens (other than Permitted Liens), (iv) create, evidence and perfect Purchaser’s first priority security interest granted pursuant to Section 2.1(c), and (v) enable Purchaser or Seller to exercise or enforce any of Purchaser’s or Seller’s respective rights under the Transaction Documents.

(b)    Seller and Purchaser shall cooperate and provide assistance as reasonably requested by the other Party hereto, at such other Party’s expense (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other Party hereto, any of its Affiliates or Controlling Persons or any of their respective directors, officers, equity-holders, Controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Royalty Payments, the Collateral or the transactions described herein or therein, but in all cases excluding any litigation (i) brought by Seller (for itself or on behalf of any Seller Indemnified Party) against Purchaser or (ii) brought by Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against Seller.

(c)    Seller and Purchaser shall comply in all material respects with all Applicable Laws with respect to the Transaction Documents, the Purchased Royalty Payments, the License Agreements, and all ancillary agreements related thereto.

(d)    Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in each case that would (i) conflict with the Transaction Documents or the rights granted to Purchaser hereunder or thereunder, (ii) impair Seller’s ability to perform its obligations under the Transaction Documents, (iii) serve or operate to limit, circumscribe or impair any of Purchaser’s rights under the Transaction Documents (or Purchaser’s ability to exercise any such rights), or (iv) result in an Adverse Change.

(e)    Seller will not sell the rights to research, develop, commercialize or otherwise exploit any of the Terminated Day One Licensed Products or any of the Terminated Denovo Licensed Products without the prior written consent of with Purchaser. To the extent that Seller enters into a New License Agreement, it will ensure that such License Agreement includes provisions (i) requiring the applicable Licensee to make any milestone, royalty, or other License Agreement related payments (collectively, the “New License Agreement Payments”) directly to Purchaser which payments will be made separately from, and in addition to, any payments required to be made to Seller thereunder, and (ii) that convey to Purchaser shared rights in any rights of Seller under such New License Agreement (1) to request inspection of or to audit or otherwise review the books, records and accounts of such applicable Licensee, and to receive any related audit reports, (2) to receive reports, worksheets, notices and other associated information, (3) to enforce any rights with respect to New License Agreement Payments (including with respect to any development, commercialization or similar obligations of such applicable Licensee), including without limitation the right to sue third parties for actual or threatened infringement of any rights relating to any Product IP Rights, (4) to make any indemnification claim against such Licensee and (5) to sell, assign, pledge or otherwise transfer the foregoing, in whole or in part, and the payments, proceeds and income of, and the rights to enforce, each of the foregoing.

Section 5.4    Payments; Consent & Direction Letter Irrevocable.

(a)    Seller shall make all payments required to be made by it to Purchaser pursuant to this Agreement by wire transfer of immediately available funds, without Setoff or deduction or withholding for or on account of any Taxes, to Purchaser Account. Purchaser shall make all payments required to be made by it to Seller pursuant to this Agreement by wire transfer of immediately available funds, without Setoff or deduction or withholding for or on account of any Taxes, to Seller Account.

(b)    Promptly following the formation of SPV Subsidiary, Seller shall issue the Day One Direction Letter to Day One and provide a copy thereof to Purchaser.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)    Promptly following the formation of SPV Subsidiary, Seller shall issue the Denovo Direction Letter to Denovo and provide a copy thereof to Purchaser.

(d)    Seller shall not attempt to revoke, amend, modify, supplement, restate, waive, cancel or terminate the executed Day One Direction Letter or the executed Denovo Direction Letter without the prior written consent of Purchaser.

Section 5.5    License Agreements.

(a)    Performance of License Agreement. Seller (i) shall perform and comply in all respects with its duties and obligations under each License Agreement, (ii) shall not, without the prior written consent of Purchaser, assign (including by merger, operation of law or otherwise), amend, modify, supplement, restate, waive, cancel or terminate (or consent to any of the foregoing) a License Agreement, in whole or in part, (iii) shall not grant, incur or suffer to exist any Liens (other than Permitted Liens) on the Purchased Royalty Payments, the Collateral, or a License Agreement, (iv) shall not forgive, release or compromise any milestones, royalties or other amounts owed to or becoming owing to it under a License Agreement, or grant any rights to a Licensee that would have the effect of doing any of the foregoing, (v) shall not consent to a Licensee’s assignment (including by merger, operation of law or otherwise) of, in whole or in part, any rights under a License Agreement without Purchaser’s prior written consent, (vi) except pursuant to Section 5.6, shall not enter into any new agreement or legally binding arrangement in respect of, in connection with, or related to any of (A) the Day One Royalty Payments, the Day One Licensed Products, or the Day One License Agreement, or (B) the Denovo Royalty Payments, the Denovo Licensed Products or the Denovo License Agreement (vii) shall not waive any obligation of, or grant any consent to, the applicable Licensee under or in respect of, in connection with, or relating to a License Agreement, (viii) shall not permit a Licensee to take any Set-off against the Purchased Royalty Payments, and (ix) shall not agree to do anything in contravention of the foregoing.

(b)    Non-Impairment of Purchaser’s Rights. Seller shall not, without the prior written consent of Purchaser and subject in all respects to Section 5.5(a): (i) forgive, release or reduce any amount, or delay or postpone any amount, owed to Seller or Purchaser relating to the Purchased Royalty Payments; (ii) waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to the Purchased Royalty Payments; or (iii) withhold any consent, grant any consent, exercise or waive any right or option, send any notice, or take or fail to take any action or refrain from sending any notice in respect of, affecting or relating to the Purchased Royalty Payments, a Product, or a License Agreement. For clarity, provided Seller remains in compliance with the terms and conditions of each License Agreement, Seller may, in good faith, refrain from taking any action under a License Agreement during such period as it is seeking the consent of Purchaser.

(c)    Breach of License Agreement by Seller. If Seller acquires Knowledge that Seller is (or, with the giving of notice, the passage of time, or both, would be) in breach of or default under a License Agreement, Seller shall promptly (and in any case within [*] Business Days) provide notice to Purchaser thereof in accordance with Section 5.1(a)(i), and after consultation with Purchaser shall use Commercially Reasonable Efforts (at Seller’s expense) to promptly cure such breach or default; provided, however, that if Seller fails to promptly use

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Commercially Reasonable Efforts to cure any such breach or default, Purchaser shall, to the extent permitted by a License Agreement, be entitled to take any and all actions it deems reasonably necessary to cure such breach or default, and Seller agrees to cooperate with Purchaser for such purpose.

(d)    Breach of License Agreement by Licensee. If Seller acquires Knowledge that a Licensee is (or with the giving of notice or the passage of time, or both, would be) in breach of or default under a License Agreement, Seller shall promptly (and in any case within [*] Business Days) provide notice to Purchaser thereof in accordance with Section 5.1(a)(i) hereof and following prompt consultation with Purchaser take such Commercially Reasonable Efforts, [*], to remedy such situation (including commencing legal actions against such Licensee using legal counsel reasonably satisfactory to Purchaser) and to exercise any and all rights and remedies available to Seller, whether under a License Agreement or by operation of law or equity. Notwithstanding the foregoing and anything else in this Agreement to the contrary, if a Licensee breaches its obligation to make any of the Purchased Royalty Payments, Purchaser shall have the sole right and standing to exercise any and all rights and remedies available to Purchaser and Seller shall cooperate with any such exercise of rights and remedies [*].

(e)    Infringement of the Product IP Rights.

(i)    If Seller acquires Knowledge of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of the Product IP Rights, Seller shall provide written notice thereof to Purchaser in accordance with Section 5.1(a)(iii) and after prompt consultation with Purchaser, [*] as provided below in Section 5.5(e)(iv), take such Commercially Reasonable Efforts (including commencing legal actions using legal counsel reasonably satisfactory to Purchaser) to abate such infringement and to exercise any or all rights and remedies available to it, whether under a License Agreement or by operation of law or equity.

(ii)    If a Licensee (either directly, or indirectly through a Sublicensee) exercises its right to police the applicable Product IP Rights against infringement by any Third Party, then Seller shall exercise its right to voluntarily join any applicable suit, or not exercise such right, and take such other reasonable actions related thereto, as Purchaser reasonably requests of Seller, [*] as provided below in Section 5.5(e)(iv). The portion of all settlement, damages, or other amounts recovered by such Licensee and paid to Seller (or Purchaser, as applicable), in excess of litigation costs (such portion, the “Recoveries”) shall be allocated as provided below in Section 5.5(e)(iv).

(iii)    If, however, (1) a Licensee fails to timely exercise its option to police the applicable Product IP Rights against infringement, (2) a Licensee fails to take action to abate such infringement within the applicable time period specified in the applicable License Agreement, or (3) a Licensee does not have the right to take action to abate such infringement, then Seller shall, after prompt consultation with Purchaser, [*] as provided below in Section 5.5(e)(iv), promptly take (or refrain from taking) actions to abate such infringement (including commencing legal action against the infringing Third Party using

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

legal counsel reasonably satisfactory to Purchaser) and exercise rights and remedies available to it to abate such infringement, whether under the applicable License Agreement or by operation of law or equity, as Purchaser, acting reasonably, requests of Seller.

(iv)    [*] costs and expenses incurred in any action taken under this Section 5.5(e) against any infringer and [*] any third party costs and expenses actually incurred [*] in its performance of any action taken against any infringer [*] under this Section 5.5(e), provided, that [*]. The Parties agree that Purchaser shall be entitled to receipt and payment of [*] of any and all Recoveries. Seller shall pay Purchaser the portion of any Recoveries to which Purchaser is entitled promptly (but in no event more than [*] Business Days) after Seller receives such Recoveries.

(f)    Preservation and Defense of Patents. Subject to the License Agreements, as between Purchaser and Seller, Seller shall be responsible to ensure, and Seller shall, whether directly or through its Licensee (as applicable): (i) take such actions and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the Product IP Rights, including payment of maintenance fees or annuities, (ii) prosecute patents and any corrections, substitutions, reissues, reviews and reexaminations of the Product IP Rights and any other forms of patent term restoration in any jurisdiction and obtain, or cause the obtainment of, patent listing in the FDA Electronic Orange Book, (iii) diligently defend the Product IP Rights against any interference or claim of invalidity or unenforceability, in any jurisdiction (including by defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference), and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Product IP Rights without prior consultation with the Purchaser. If, after consultation with Purchaser, Seller determines to disclaim, abandon or not to take preventative action related to any of the Product IP Rights, Purchaser may prosecute and maintain such Product IP Rights or take such preventative actions at its sole expense and Seller shall provide commercially reasonable assistance to Purchaser with respect thereto. Further to the foregoing, Seller (1) shall consult with Purchaser regarding any action or inaction contemplated by this Section 5.5(f), and then give Purchaser an opportunity to review the text of, any filing related thereto prior to its submission, (2) shall consult with Purchaser with respect thereto, including to consider in good faith any comments from Purchaser in respect thereof, and (3) shall promptly after making such filing or other submission provide Purchaser with the final version thereof. [*] incurred in connection with the foregoing actions [*].

(g)    Subject to the applicable License Agreement, Purchaser shall have the right to participate in, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding involving the infringement, legality, validity or enforceability of the Product IP Rights proposed to be undertaken by Seller in the exercise of its rights under the applicable License Agreement with respect to the Product IP Rights; provided that the fees and expenses of Purchaser’s outside counsel in connection therewith shall be [*] if such infringement, legality, validity or enforceability [*]; otherwise, such fees and expenses shall [*].

(h)    Seller (i) shall make available its relevant records and personnel to Purchaser in connection with any litigation commenced by Seller or Purchaser against a Licensee to enforce any of Seller’s or Purchaser’s rights under this Agreement or a License Agreement, and (ii) shall use Commercially Reasonable Efforts to provide reasonable assistance and authority, [*], to file and bring the litigation, including, [*], being joined as a party plaintiff.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i)    No Further Grant of Rights. From and after the Effective Date, neither Seller nor its Affiliates shall grant any license in or to the Product IP Rights in any geographic territory, for the Products subject to this Agreement, unless (1) such license becomes a “License Agreement” hereunder, (2) Seller has exercised reasonable good faith efforts to ensure that the royalty, milestone and other payments generated under such license are no less favorable than those provided hereunder corresponding to (A) the amount of Day One Royalty Payments for any Terminated Day One Licensed Products, and (B) the amount of Denovo Royalty Payments for any Terminated Denovo Licensed Product, and (3) the applicable portion of milestone, royalty and other payments thereunder become “Purchased Royalty Payments.”

Section 5.6    Termination of a License Agreement.

(a)    Without limiting the provisions of Section 5.5 or any other rights or remedies Purchaser may have under this Agreement, if (i) Seller or a Licensee terminates, or provides written notice of termination of, a License Agreement (in whole or in part) (it being understood that Seller shall not terminate any License Agreement without the prior written consent of Purchaser), or (ii) such License Agreement is otherwise terminated (in whole or in part) other than solely by virtue of the expiration of any of the applicable Product Patents (the “Terminated License Agreement”), and Seller, of its own volition and without any obligation hereunder to do so, out-licenses a Terminated Day One Licensed Product or a Terminated Denovo Licensed Product that were subject to the Terminated License Agreement, then Seller shall use (1) reasonable good faith efforts to negotiate and obtain royalty, milestone and other payment terms and conditions consistent with the requirements set forth in Section 5.5(i) above, and (2) Commercially Reasonable Efforts to negotiate such other terms, conditions and limitations that are no less favorable to Seller and (as a result of Purchaser’s purchase hereunder) Purchaser than those contained in the Terminated License Agreement, including with respect to obligations and costs imposed on Seller, disclaimers of Seller’s liability, intellectual property ownership and control, indemnification of Seller (each such replacement licensing arrangement, a “New Arrangement”).

(b)    Should Seller identify any New Arrangement(s), Seller shall present the material terms of the New Arrangement(s) to Purchaser and, upon the express written consent of Purchaser (such consent not to be unreasonably withheld), Seller shall execute and deliver a new license agreement(s) effecting such New Arrangement(s) (each, a “New License Agreement”). Thereafter, each New License Agreement shall be included for all purposes in the definition of “License Agreement” hereunder, any payments that are equivalent to the Purchased Royalty Payments due under such New License Agreement shall be included as “Purchased Royalty Payments” hereunder, and Seller’s rights and obligations under the Transaction Documents in respect of the License Agreements shall apply in respect of its rights and obligations under the New License Agreement mutatis mutandis, in each case without any further action by the Parties hereto to amend this Agreement or the Bill of Sale.

Section 5.7    Tax Matters.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)    Notwithstanding anything to the contrary in the Transaction Documents or the accounting treatment thereof, Seller and Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Royalty Payments for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Purchased Royalty Payments made pursuant to a License Agreement after the Closing Date shall be treated as made to Purchaser or Seller, as applicable, for United States federal, state, local and non-U.S. Tax purposes. The Parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Day One Direction Letter, the Denovo Direction Letter (as applicable) or other Licensee instructions, a Licensee, a Sublicensee or any other Person makes any future remittance of Purchased Royalty Payments to Seller or Purchaser which Seller or Purchaser must remit to the other Party pursuant to this Agreement. Seller shall report the Purchased Royalty Payments hereunder on Form 1099-MISC or other applicable form as royalties for United States federal, state and local income Tax purposes.

(b)    The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.7 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party hereto has consented to such actions or (ii) the Party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.8. If there is an inquiry by any Governmental Authority of Seller or Purchaser related to this Section 5.8, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.8.

Section 5.8    Existence. Seller shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges, except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change, (c) qualify and remain qualified in good standing in each jurisdiction in which it is organized or qualified to do business except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change, and (d) not knowingly incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute or matured.

Section 5.9    Protective Rights Agreement. For protective purposes only and to secure Seller’s performance of its obligations hereunder, to the extent the true and absolute sale hereunder, as evidenced by the Bill of Sale, becomes subject to a Recharacterization despite the Parties’ express intentions otherwise, Seller shall execute and deliver the Protective Rights Agreement at the Closing as contemplated by Section 2.5(e).

Section 5.10    Special Purpose Vehicle. Concurrently with the execution of this Agreement, Seller shall cause the formation of SPV Subsidiary and contribute and transfer the Purchased Royalty Payments to SPV Subsidiary. Promptly after the Closing, but in no event later than [*] days following the Closing Date, Seller shall cause SPV Subsidiary to join this Agreement as a seller hereunder and execute any applicable documents and amendments to implement such joinder, in each case in form and substance reasonably acceptable to Purchaser, including the express agreement of SPV Subsidiary not to do, and the agreement of Seller not to cause to be done, any of the following:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)    fail to hold itself out to the public and all other Persons as a legal entity separate from the owners of its capital stock and from any other Person;

(b)    commingle its assets with assets of any other Person;

(c)    fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;

(d)    amend, modify or waive provisions of or otherwise change its SPV LLC Agreement without the prior written consent of Purchaser, including any failure to have an independent manager at all times;

(e)    fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person nor have its assets listed on any financial statement of any other Person; provided, however, that SPV Subsidiary’s assets may be included in a consolidated financial statement of Seller or one of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on SPV Subsidiary’s own separate balance sheet);

(f)    fail to pay its own liabilities and expenses only out of its own funds, except in respect of short term advances to be repaid;

(g)    enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties;

(h)    fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(i)    fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its capital stock to make additional capital contributions to SPV Subsidiary;

(j)    fail to cause the representatives of Seller to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of SPV Subsidiary;

(k)    make any payment or distribution of assets with respect to any obligation of any other person other than as required under trade or commercial agreements entered into in the ordinary course of business; or

(l)    other than as permitted under the Transaction Documents, maintain or incur any indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation);

(m)    engage in any business activity other than as contemplated hereunder or under the other Transaction Documents and any activities ancillary or related thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Any joinder or similarly styled agreement referenced in this Section 5.10 shall be in form and substance reasonably acceptable to Purchaser, and shall provide for, among other things, that the SPV Subsidiary shall acquire, via contribution from the Seller, all Purchased Royalty Payments then owned by Seller and to be sold to Purchaser hereunder. The parties agree to execute and deliver the applicable SPV documentation in Exhibit G concurrently with the joinder and contribution transaction with the SPV Subsidiary.

ARTICLE VI

THE CLOSING

Section 6.1    Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place remotely simultaneously with the execution and delivery of this Agreement via electronic delivery of the executed Transaction Documents and other deliverables. The date on which the Closing occurs is referred to herein as the “Closing Date”.

ARTICLE VII

INDEMNIFICATION; LIMITS OF LIABILITY

Section 7.1    Indemnification by Seller. Seller agrees to indemnify and hold each of Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and Controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, arising out of, or involving any Third Party claim, demand, action or proceeding to the extent arising out of (a) any breach of any representation, warranty or certification made by Seller in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), (b) any breach or default by Seller in respect of any covenant or agreement made by Seller in any Transaction Document or under the License Agreements, or (c) any Excluded Liabilities and Obligations; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) that results from the gross negligence or willful misconduct of a Purchaser Indemnified Party or (ii) to the extent resulting from acts or omissions of Seller or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party upon demand. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party upon demand. Other than with respect to [*], in no event shall the maximum aggregate amount of Losses that may be recovered by the Purchaser Indemnified Parties under this Agreement pursuant to [*].

Section 7.2    Indemnification by Purchaser. The Purchaser agrees to indemnify and hold each of Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and Controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, arising out of, or involving any Third Party claim, demand, action or proceeding to the extent arising out of (a) any breach of any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

representation, warranty or certification made by Purchaser in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), or (b) any breach or default by Purchaser in respect of any covenant or agreement made by Purchaser in any Transaction Document; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence or willful misconduct of such Seller Indemnified Party, or (ii) to the extent resulting from acts or omissions of Purchaser or any of its Affiliates based upon the written instructions from any Seller Indemnified Party (unless Purchaser is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

Section 7.3    Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such failure. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to join in or assume (at the indemnified party’s sole discretion) the defense thereof, with counsel selected by such indemnifying party. If assumed, counsel reasonably satisfactory to the indemnified party shall be selected, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm at the same time (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 7.4    No Consequential Damages. EXCEPT IN THE CASE OF FRAUD, INTENTIONAL MISREPRESENTATION, INTENTIONAL WRONGFUL ACTS, INTENTIONAL BREACH, BAD FAITH OR WILLFUL MISCONDUCT, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 7.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE VII.

Section 7.5    Limitation of Liability. OTHER THAN (1) WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO SECTION 7.1 AND SECTION 7.2, (2) WITH RESPECT TO [*] AND (3) WITH RESPECT TO ANY FRAUD, WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR INTENTIONAL BREACH, IN NO EVENT SHALL THE MAXIMUM AGGREGATE LIABILITY (EXCLUDING PAYMENT OF THE PURCHASE PRICE BY PURCHASER) OF EITHER PARTY UNDER THIS AGREEMENT [*].

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Termination. This Agreement shall terminate [*] following the full satisfaction of any amounts due under the License Agreements and receipt by Purchaser of all payments of the Purchased Royalty Payments to which it is entitled hereunder. In the event of the termination of this Agreement pursuant to this Section 8.1, this Agreement shall become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of the Purchased Royalty Payments or other monetary payment on account of the Purchased Royalty Payments, or remain outstanding pursuant to the terms of this Agreement. Notwithstanding the foregoing, (a) the rights and obligations of the parties arising under [*] shall survive such termination until [*] after the termination of this Agreement; (b) Article I, Article VII, and Article VIII shall survive such termination; and (c) other than with respect to the surviving provisions enumerated in clause (a) and (b) above, there shall be no liability on the part of any Party hereto, any of its Affiliates or Controlling Persons or any of their respective officers, directors, equity-holders, debtholders, members, partners, Controlling Persons, managers, agents or employees, other than as provided for in this Section 8.1. Nothing contained in this Section 8.1 shall relieve any Party hereto from liability for any breach of this Agreement that occurs prior to such termination, which liability shall survive such termination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 8.2    Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate or other written documentation delivered pursuant thereto shall survive the Closing and continue in full force and effect until the termination of this Agreement pursuant to Section 8.1 hereof.

Section 8.3    Specific Performance; Equitable Relief. Each of the Parties acknowledges that the other Party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement and to pursue any other equitable remedies including injunction. Each of the Parties hereto may pursue such specific performance or other equitable remedies without going through any of the procedures set forth in Article VII.

Section 8.4    Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through registered, certified or first-class mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in each case, confirmed in writing as above with a copy emailed and addressed to the recipient as follows:

if to Seller, to:

Viracta Therapeutics, Inc.

Attn: Legal

2533 S. Coast Hwy 101, Suite 210

Cardiff, CA 92007

Fax: (858) 771-4188

Email: legal@viracta.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

Attn: Martin J. Waters

12235 El Camino Real

San Diego, CA 92130

if to Purchaser, to:

XOMA (US) LLC

2200 Powell Street

Suite 310

Emeryville, CA 94608

Attention: Legal Department

Telephone: (510) 204-7200 Facsimile: (510) 644-2011

Email: bob.maddox@xoma.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

with a copy to (which shall not constitute notice):

Paul Hastings LLP

4747 Executive Drive

Twelfth Floor

San Diego, CA 92121

Attention: Deyan Spiridonov

Telephone: (858) 458-3000

Email: spiri@paulhastings.com

Each Party may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent. Notwithstanding the foregoing, Seller and Purchaser may deliver reports and notices required under Section 5.1 via email provided that the parties shall have agreed in writing upon mutually acceptable procedures for such delivery.

Section 8.5    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller shall not be entitled to assign any of Seller’s obligations and rights under this Agreement without the prior written consent of Purchaser, which shall not be unreasonably withheld, provided that any such assignee agrees in writing to assume all obligations hereunder. Purchaser may assign any of its rights to receive the Purchased Royalty Payments hereunder, in whole or in part, to any Third Party provided that: for a period of [*] following the Effective Date, Purchaser will not sell, assign or otherwise transfer the Purchased Royalty Payments or its rights thereto without Seller’s consent, in Seller’s sole discretion. Purchaser shall give notice of any such assignment to Seller promptly after the occurrence thereof. Notwithstanding the foregoing, either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement pertains in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in Control or similar transaction, in which case any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 8.5 shall be null and void.

Section 8.6    Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Authority.

Section 8.7    Entire Agreement. This Agreement together with the Exhibits hereto (which are incorporated herein by reference), the CDA, and the other Transaction Documents

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements (except for the CDA), understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.

Section 8.8    Governing Law.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of a court with applicable jurisdiction located in California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court located in California. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)    Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.8. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.4. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.

Section 8.9    Confidentiality.

(a)    All Confidential Information exchanged by the Parties hereto, including Third Party Confidential Information, for purposes of fulfilling this Agreement, shall remain in the ownership of the originating Party, shall be considered and be maintained as Confidential Information as specified in the Mutual Confidentiality Agreement (“CDA”) dated [*], incorporated herein in its entirety by reference. The Parties agree that the term of the CDA shall be extended to run concurrently with the term of this Agreement and for a period of [*] years thereafter, and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

expressly be amended to further include the obligation to use Confidential Information only for the purpose of fulfilling obligations hereunder, and shall not otherwise be used for the benefit of the Party receiving Confidential Information or for the benefit of a Third Party without prior written approval from the Party disclosing the Confidential Information.

(b)    If Seller is advised in writing by its counsel that the provision of any notice, books, records, discussion, certificate, offer, proposal, correspondence, report or other written communication to Purchaser pursuant to this Agreement would constitute a breach by Seller of its confidentiality obligations, then Seller shall instead provide Purchaser promptly (but in no event more than [*] Business Days) (i) a written summary of all information contained in such notice, books, records, discussion, certificate, offer, proposal, correspondence, report or other written communication; provided that if Seller is advised in writing by its counsel that providing Purchaser with any portion of the summary set forth in clause (i) would constitute such a breach, then Seller shall instead (ii) paraphrase or otherwise describe the substance of such portion of such notice, books, records, discussion, certificate, offer, proposal, correspondence, report or other written communication to the maximum extent possible, as Seller is advised in writing by its counsel, without causing such a breach in the reasonable belief of Seller.

Section 8.10    Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 8.11    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 8.12    Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 8.13    Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 8.14    Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 8.15    No Presumption Against Drafting Party. Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Document against the drafting party has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

VIRACTA THERAPEUTICS, INC.

By:	/s/ Ivor Royston
Name:	Ivor Royston, M.D.
Title:	President and CEO

XOMA (US) LLC

By:	/s/ Jim Neal
Name:	Jim Neal
Title:	CEO

[Signature Page to Royalty Purchase Agreement]